EXHIBIT 99.1

Bion Technology Reviewed and Qualified by USDA’s Independent Technical Review Panel

June 2, 2014. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) announced today that its livestock waste treatment technology (at the Kreider Farms dairy) has been reviewed and qualified by US Department of Agriculture/Rural Development under their Technical Assessment review process.

The USDA Technical Assessment program is the most rigorous of all renewable energy project grant/subsidy review programs overseen by USDA; it requires the inclusion of operating data, at scale, prior to qualification. The Technical Assessment must accompany applications for funds available for federal loan guarantee programs, such as the Biorefinery Assistance Program (7 CFR 4279.261) that provides loan guarantees up to $250 million for “the development and construction of commercial-scale biorefineries or for the retrofitting of existing facilities using eligible technology for the development of advanced biofuels.”

The USDA’s technical review panel concluded in a letter issued to Bion that:

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“[Bion’s] technology fits within the stated goals of USDA programs designed to capture renewable energy and generate valuable nutrient by-products while reducing the environmental impact of livestock operations.”

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“Review of Bion's Kreider Farm Technical Assessment has familiarized the USDA and its Technical Review Panel with Bion's general waste treatment approach, potentially accelerating the review process for any future applications Bion submits.”

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“This project is deemed to be functional, verifiable, and sufficiently advanced to qualify for USDA programmatic funding. An official full application is encouraged by USDA.”

Ed Schafer, former U.S. Secretary of Agriculture and Bion’s Executive Vice Chairman, stated, “It is fitting that Bion achieved this important milestone in the same week that USDA announced a new $1.2 billion program under the Farm Bill to stimulate public-private partnerships in agriculture to help deal with one of the greatest water quality problems in the U.S. today: excess nutrients.”

New clean water strategies, such as Wisconsin’s recently adopted Clean Waters Healthy Economy Act, are being developed at the federal and state levels to fund lower-cost nutrient solutions, such as agriculture projects, instead of traditional high-cost downstream infrastructure projects. Bion’s unique technology platform can simultaneously produce renewable energy and other by-products AND provide large-scale low-cost reductions at one of the primary sources of nutrient pollution.

Mr. Schafer added, “We are pleased that USDA has acknowledged the effectiveness of Bion’s technology through its most rigorous assessment program. As new non-point source water treatment strategies are implemented and funded, we anticipate substantial project-specific funding needs.  We look forward to working with USDA staff and their programs on those potential future projects”

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Established in 1990, Bion’s Environmental Technologies’ patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream.

Verified nutrient reductions can be achieved at a fraction of the cost of traditional ‘downstream’ solutions at municipal waste water treatment plants, power plants and other industrial facilities, and the treatment of storm water runoff. Nutrients and renewable can now be recovered in the form of valuable by-products. Bion’s technology can reduce nutrients and other pollutants from existing livestock operations, as well as enable new, state-of-the-art livestock facilities in strategic locations with minimal environmental impacts and substantially improved resource and operational efficiencies. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct